April 24, 2018

Mr. James Gingrich
1345 Avenue of the Americas
New York, NY 10105

Dear Jim:

This letter is to confirm the details of your agreement with AllianceBernstein L.P. (“AB”) regarding a new special award of restricted limited partnership units (“Restricted Units”) in AllianceBernstein Holding L.P. (“Holding”). This special award is intended to reflect the importance of your relocation to the city where AB will establish its new principal office (the “New Location”), and your leadership of that process, and is, accordingly, contingent upon your moving to, and establishing your principal residence and tax domicile in, the New Location on or before December 31, 2019, and successfully leading that process.

On April 24, 2018 (the “Grant Date”), the date of this letter, you are being granted Restricted Units in an amount equal to $14 million, with the number of Restricted Units based on the closing price on the New York Stock Exchange of a Holding Unit on the Grant Date, and rounded up to the nearest whole number of units. The Restricted Units shall vest (and no longer be subject to forfeiture) ratably on each of December 1, 2019, 2020, 2021 and 2022 (i.e., 25% of the Restricted Units will vest on each of these dates); provided, with respect to each installment, that you continue to be employed by AB, and maintain your principal residence in the New Location, on the vesting date; and provided further that, if your employment is terminated by AB without “Cause” (as defined in the addendum annexed hereto), or as a result of your Death or Disability (as defined in your 2017 Award Agreement under AB’s Incentive Compensation Award Program, “ICAP”), there will vest immediately a pro-rated portion (based on the number of days elapsed, compared to the total number of days , in the applicable vesting period), of the Restricted Units scheduled to vest on the next vesting date. If the New Location ceases to be your principal residence because AB requests that you move to another location, the Restricted Units will continue to vest according to the above vesting schedule so long as you remain employed by AB. Subject to accelerated delivery upon termination of employment as described below, all of the Restricted Units, subject to applicable withholding, shall be delivered to you as promptly as possible after December 1, 2022.

Holding will pay to you the cash distributions with respect to the unvested Restricted Units and any vested but undelivered Restricted Units on the same dates as cash distributions generally are paid to holders of Holding Units.

If your employment with AB ceases for any reason prior to December 1, 2022, Holding will deliver to you any vested Restricted Units, subject to applicable withholding, and you will immediately forfeit any unvested Restricted Units.

Previously-granted Restricted Units under your letter agreement with AB dated February 13, 2017, as amended (the “2017 Restricted Unit Award”), and any deferred awards under ICAP, will continue to vest in accordance with the pre-existing schedule and conditions.

This award has been made under the AB 2017 Long Term Incentive Plan (the “Plan”) and is, accordingly, subject to the Plan, including Section 11 of the Plan (a copy of which is attached hereto), which provides that awards made under the Plan that constitute nonqualified deferred compensation are intended to comply with Section 409A of the Internal Revenue Code, as amended, and which also provides more specifically that certain distributions in respect of such awards made on account of a “separation from service” within the meaning of Section 409A are subject to the six-month delay imposed under Section 409A.

Except as specifically set forth herein, all compensation is contingent upon your continued employment, which is at will, and subject to appropriate withholdings.

This letter confirms our entire understanding with respect to the subject hereof and supersedes any and all prior agreements and understandings whether written or oral with respect thereto. I would appreciate your signing and returning a copy of this letter to confirm your acceptance and understanding of the terms contained in this letter.

ALLIANCEBERNSTEIN HOLDING L.P.
By:    ALLIANCE BERNSTEIN CORPORATION

By:     /s/ Larry Cranch
Larry Cranch
General Counsel

ALLIANCEBERNSTEIN L.P.
By:     ALLIANCEBERNSTEIN CORPORATION

By:    /s/ Larry Cranch
Larry Cranch
General Counsel

ACCEPTED AND AGREED

/s/ Jim Gingrich                     April 26, 2018
Jim Gingrich                    Dated

Addendum
“Cause” shall mean: (a) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (ii) on a felony charge or (iii) on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations; (b) engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualifications as defined under the Securities Exchange Act of 1934, as amended); (c) material failure to perform the duties associated with your job function or intentional refusal to follow reasonable requests of your manager without justification; (d) violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which AB or any of its affiliates is a member; (e) violation of any AB policy concerning hedging or confidential or proprietary information, or any material violation of any other AB investment-related policy in effect from time to time; (f) engaging in any act or making any statement which materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of AB or any of its affiliates; or (g) engaging in any conduct materially detrimental to AB or any of its affiliates, including engaging in any activity deemed to be competitive with AB or any affiliate. In the event of a termination for cause under subparts (c), (f) or (g), AB will give you a minimum of ten (10) days’ written notice and an opportunity to cure within thirty (30) days after receipt of notice.